FOR IMMEDIATE RELEASE

CONAGRA FOODS REPORTS FISCAL 2006 FOURTH-QUARTER RESULTS

Solid Operating Performance; Three of Four Segments

Post Operating Profit Growth

Fiscal 2007 EPS Outlook Increased Based on 8.7 Million Shares

Repurchased This Quarter

OMAHA, Neb., June 28, 2006 — ConAgra Foods Inc. (NYSE: CAG), one of North America’s leading packaged food companies, today reported results for the fiscal 2006 fourth quarter ended May 28, 2006. Fourth-quarter fiscal 2006 diluted earnings per share were $0.21, including $0.11 per share of net expense from items that impact comparability. Excluding the $0.11 per share of net expense from items that impact comparability, fourth-quarter diluted EPS was $0.32. Diluted EPS in the year-ago period was $0.20, which included $0.06 of net expense from items that impact comparability.

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Current quarter diluted EPS of $0.09 from continuing operations includes $0.18 per share of net expense from items impacting comparability, primarily restructuring and impairment charges; excluding those items, EPS from continuing operations was $0.27.

•	Current quarter diluted EPS of $0.12 from discontinued operations includes $0.07 per share of income from a gain on divestitures; excluding that item, EPS from discontinued operations was $0.05.

Gary Rodkin, ConAgra Foods’ chief executive officer, commented, “We had a solid finish to the fiscal year, but more importantly, we finalized key aspects of our organizational restructuring and plant rationalization initiatives that will result in improved efficiencies.” He continued, “As we communicated when we outlined our three-year plans last March, we expect fiscal 2007 to show a more efficient cost structure and appropriately focused marketing investment. Our entire organization is very focused on achieving our fiscal 2007 financial goals.”

During the quarter, the company began reporting its operations in four segments: Consumer Foods, Food and Ingredients, Trading and Merchandising, and International Foods. Historical segment results have been adjusted to reflect the segment changes.

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CONAGRA FOODS

Consumer Foods Segment (57% of annual sales)

Branded consumer products sold in retail and foodservice channels;

excludes international consumer operations.

During the quarter, sales for the Consumer Foods segment were $1.6 billion, roughly equal to the same period last year, reflecting pricing gains that mostly offset a 2% volume decline.

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Quarterly sales for the company’s top 30 brands which, as a group, represent over 80% of total segment sales, increased 1% over year-ago amounts. Many of the company’s priority brands posted year-over-year sales growth.

•	Major brands posting sales growth include Chef Boyardee, Egg Beaters, Hebrew National, Hunt’s, Marie Callender’s, Orville Redenbacher’s, PAM, and Reddi-wip.

•	Major brands posting sales declines include ACT II, Banquet, Healthy Choice, Slim Jim, and Snack Pack.

•	A more complete list of brand gains and declines is included in the question-and-answer supplement to this release, which is posted on the company’s Web site.

Segment operating profit was $188 million for the quarter, 2% ahead of $184 million reported last year. Excluding restructuring charges of $44 million in the current quarter and $28 million of severance costs in the year-ago period, current quarter operating profit grew 9% despite an increase in marketing investment; the comparable profit growth reflects productivity gains and improved product mix.

Food and Ingredients Segment (28% of annual sales)

Specialty potato, dehydrated vegetable, seasonings, blends, flavors, and milled products sold to foodservice and commercial channels worldwide.

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During the quarter, sales for the Food and Ingredients segment were $823 million, 6% ahead of last year, reflecting strong volume growth from Lamb Weston specialty potato operations, improved volume, pricing, and mix for dehydrated garlic, onion, and vegetable products, and increased flour selling prices driven by higher input costs.

Segment operating profit was $93 million for the quarter, 22% ahead of $77 million reported last year, reflecting the strength of the potato and dehydrated products operations. There were restructuring charges of $5 million in the current quarter and $3 million of severance costs in the year-ago period.

Trading and Merchandising Segment (10% of annual sales)

Trading and merchandising agricultural commodities, fertilizer, and energy worldwide.

During the quarter, sales for the Trading and Merchandising segment were $359 million, 16% below year-ago amounts; the decrease was driven mostly by lower volumes and selling prices for wholesale fertilizer operations as well as less favorable trading conditions for energy-related products. Segment operating profit was $36 million, 35% below year-ago amounts. The operating profit decrease reflects substantially lower profits from energy-related products and fertilizer, although profits from agricultural commodities such as livestock, grains, and by-products increased.

International Foods Segment (5% of annual sales)

Branded consumer products sold internationally to retail channels.

During the quarter, sales for the International Foods segment were $156 million, roughly equal to the same period last year.

Segment operating profit was $23 million for the quarter, 14% ahead of $20 million reported last year, primarily reflecting a strong sales performance from mix improvements driven by popcorn and canned pasta. Results for Canada and Mexico, the largest of the company’s international markets,

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showed year-over-year profit declines; however, the company made progress in Asian and Caribbean markets.

Other Items

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For the fourth quarter, corporate expense was $213 million. Current-quarter results include $30 million of expense related to restructuring charges, $26 million of expense related to early retirement of debt, and $41 million for a charge related to an impairment of a note receivable. Prior-year corporate expense of $124 million included $11 million of expense associated with headcount reduction.

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Equity investments posted a loss of $18 million for the fourth quarter, reflecting an impairment charge of $24 million, with no tax benefit, from a revision in the estimated fair value for an equity method investment. For the same quarter last year, equity investments posted earnings of $10 million and included no impairment charges.

•	Net interest expense for the quarter was $54 million compared with $68 million last year.

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The effective tax rate for continuing operations for the quarter was 11%, reflecting the benefit of changes in estimates related to certain state and foreign tax matters, partially offset by the impact of non-deductible impairment charges. The company considers 36% to be the effective tax rate on continuing operations going forward. The EPS impact of the lower rate is cited as an item impacting comparability detailed at the end of this release.

Capital Items

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During the quarter, the company completed the divestiture of its ham and seafood businesses and received pretax proceeds of approximately $440 million. The gain was approximately $111 million pretax and approximately $35 million after tax.

•	The company repurchased approximately 8.7 million shares of common stock during the fourth quarter at a total cost of approximately $197 million.

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•	Dividends paid totaled $142 million versus $141 million last year; this reflects the payment on March 1, 2006.

•	The dividend action communicated on March 16, 2006, which lowered the dividend to $0.18 per share per quarter, was reflected in the June 1, 2006 payment.

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At the end of the fourth quarter, interest-bearing debt was approximately $3.6 billion, reflecting the redemption of $250 million of the company’s 7.875% senior debt due September 2010; $500 million of that senior debt is still outstanding. The current portion of long-term debt reflects $400 million of 7.125% senior debt due October 2026 that has been reclassified because of a put option that is exercisable by the holders of the debt from Aug. 1, 2006 to Sept. 1, 2006. Based on current market conditions, the company does not anticipate the holders to exercise the put option, and therefore expects to reclassify the $400 million debt back into senior long-term debt after Sept. 1, 2006 when the put option expires.

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For the quarter, total capital expenditures for property, plant, and equipment were $92 million compared with $102 million in the year-ago period. Depreciation and amortization expense from continuing operations was approximately $85 million for the quarter; this compares with a total of $77 million in the year-ago period.

Discontinued Operations

During the second half of fiscal 2006, ConAgra Foods announced the intended divestiture of its ham, seafood, packaged meats, and cheese operations. Those businesses, which represented aggregate annual revenue of approximately $2.8 billion, have been reclassified as discontinued operations. During the fourth quarter, the company completed the sale of its ham and seafood businesses.

Diluted earnings per share from discontinued operations were $0.12 for the quarter, which includes the gain on divestitures of $0.07 per share. Excluding that item, EPS from discontinued operations was $0.05 for the quarter.

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Impact of Recent Share Repurchases on Outlook

At its March 2006 Analyst and Investor Event, the company estimated that fiscal 2007 EPS from continuing operations would be in the range of $1.10 - $1.15. Those amounts did not reflect any EPS benefit from allocating divestiture proceeds towards share repurchases or debt reduction. Those amounts also do not reflect items that could impact comparability, including but not limited to restructuring and impairment charges and gains and losses on sales of assets; the timing of such events and therefore the impact on fiscal 2007 EPS cannot be estimated at this time.

During the fourth quarter of fiscal 2006, the company repurchased approximately $197 million of its stock; this is expected to add approximately $0.02 of annual benefit to the previously cited EPS goals.

Regarding divestitures yet to be completed, the company notes that the plans are proceeding as expected. To the extent that the company completes any significant transactions in fiscal 2007, it is uncertain whether the company would receive proceeds in time for any resulting share repurchases or debt reduction to significantly impact the EPS outlook for fiscal 2007. This reflects the customary delay between reaching an agreement and receiving proceeds, and the fact that the company may conduct its share repurchases at only certain times within the fiscal year.

Quarterly Earnings Patterns in Fiscal 2007

The company expects to achieve its fiscal 2007 EPS target of $1.12 - $1.17 from continuing operations, which includes the $0.02 benefit discussed above and does not reflect items that could impact comparability. The company is not offering guidance with regard to contribution from discontinued operations, as those are expected to be sold during the fiscal year. The company has the following quarterly expectations for EPS from continuing operations, excluding items that impact comparability, in fiscal 2007:

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First-quarter fiscal 2007 EPS from continuing operations is expected to be in the range of $0.04 lower than comparable year-ago amounts. This primarily reflects the fact that the commodity trading and merchandising operations had an extremely strong performance in the first quarter of fiscal 2006, and the company does not plan to repeat this performance in the first quarter of fiscal 2007.

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The company expects year-over-year improvement in EPS from continuing operations in the second through fourth quarters, largely driven by progress with the cost-savings initiatives under way in general and administrative functions as well as the supply chain.

Other Reference

At its Analyst and Investor Event last March, the company announced plans to focus on increasing shareholder value by delivering more consistent, sustainable profit growth over time. These plans involve increasing investment behind the most promising brands, achieving significant cost savings in manufacturing and administrative functions, and divesting non-core operations. For more details on the plans, please see www.conagrafoods.com/investors, which references the Analyst and Investor Event on March 16, 2006.

In addition, the company has posted a question-and-answer supplement relating to this release at www.conagrafoods.com/investors. To view recent company news, please visit www.conagrafoods.com/media.

Major Items Affecting Fourth-Quarter Fiscal 2006 EPS Comparability

Included in the $0.21 diluted EPS for the fourth quarter of fiscal 2006 (EPS amounts rounded and after tax):

Classified within Continuing Operations:

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Expense of $0.09 per diluted share, or $79 million pretax, for restructuring charges related to programs designed to reduce the company’s ongoing operating costs. These are classified as $44 million of expense within the Consumer Foods segment, $5 million of expense within the Food and Ingredients segment, and $30 million of corporate expense.

•	Expense of $0.05 per diluted share, or $41 million pretax, for a charge related to a note receivable, which is included in corporate expense.
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Expense of $0.05 per diluted share, or $24 million, resulting from asset impairment charges associated with an equity method investment, and classified within the results of equity method investments. There is no tax benefit related to these charges.

•	Expense of $0.03 per diluted share, or $26 million pretax, for a charge related to early retirement of debt, which is included in corporate expense.

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•	Benefit of $0.04 per diluted share for a lower than normal tax rate.

Classified within Discontinued Operations:

•	Gain of $0.07 per diluted share on divestitures of businesses included in discontinued operations.

Included in the $0.20 diluted EPS for the fourth quarter of fiscal 2005 (EPS amounts after tax):

•	Expense of $0.05 per diluted share, or $43 million pretax, related to headcount reduction program.
•	Expense of $0.01 per diluted share, related to change in estimated effective state income tax rates.

Discussion of Results

ConAgra Foods will host a conference call at 9 a.m. EDT to discuss fourth-quarter results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-877-447-8217 and 1-706-679-0415, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at www.conagrafoods.com/investors.

A rebroadcast of the conference call will be available after 1 p.m. EDT. To access the digital replay, a conference ID number will be required. Domestic participants should dial 1-800-642-1687, and international participants should dial 1-706-645-9291 and enter conference ID 9609787. A rebroadcast also will be available on the company’s Web site.

ConAgra Foods Inc. (NYSE:CAG) is one of North America's largest packaged food companies, serving grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt's, Marie Callender's, Orville Redenbacher's, PAM, Reddi-wip, and many others.

Note on Forward-Looking Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current views and

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assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, future economic circumstances, industry conditions, company performance and financial results, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital, actions of governments and regulatory factors affecting the company’s businesses and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.

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ConAgra Foods, Inc.

Segment Operating Results: CONTINUING OPERATIONS
In millions
	FOURTH QUARTER

	13 Weeks Ended	13 Weeks Ended
	May 28, 2006	May 29, 2005	Percent Change
SALES
Consumer Foods	$ 1,637.2	$ 1,642.4	(0.3)%
International Foods	155.5	155.1	0.3%
Food and Ingredients	823.0	774.0	6.3%
Trading and Merchandising	358.9	427.1	(16.0)%
Total	2,974.6	2,998.6	(0.8)%

OPERATING PROFIT
Consumer Foods	$ 187.9	$ 183.4	2.5%
International Foods	22.5	19.7	14.2%
Food and Ingredients	93.4	76.6	21.9%
Trading and Merchandising	36.0	55.0	(34.5)%
Total operating profit for segments	339.8	334.7	1.5%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings (loss)
Items excluded from segment operating profit:
General corporate expense	(213.3)	(123.8)	72.3%
Interest expense, net	(54.4)	(67.7)	(19.6)%
Income from continuing operations before income taxes and equity method investment earnings (loss)	72.1	143.2	(49.7)%

Segment operating profit excludes general corporate expense, equity method investment earnings (loss) and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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ConAgra Foods, Inc.

Segment Operating Results: CONTINUING OPERATIONS
In millions
	YEAR TO DATE

	52 Weeks Ended	52 Weeks Ended
	May 28, 2006	May 29, 2005	Percent Change
SALES
Consumer Foods	$ 6,600.6	$ 6,715.4	(1.7)%
International Foods	604.4	578.2	4.5%
Food and Ingredients	3,188.6	2,985.8	6.8%
Trading and Merchandising	1,185.8	1,224.3	(3.1)%
Total	11,579.4	11,503.7	0.7%

OPERATING PROFIT
Consumer Foods	$ 838.5	$ 944.4	(11.2)%
International Foods	62.3	62.7	(0.6)%
Food and Ingredients	358.4	305.9	17.2%
Trading and Merchandising	168.7	196.8	(14.3)%
Total operating profit for segments	1,427.9	1,509.8	(5.4)%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings (loss)
Items excluded from segment operating profit:
General corporate expense	(559.9)	(402.2)	39.2%
Gain on sale of Pilgrim’s Pride Corporation common stock	329.4	185.7	77.4%
Interest expense, net	(246.6)	(295.0)	(16.4)%
Income from continuing operations before income taxes and equity method investment earnings (loss)	$ 950.8	$ 998.3	(4.8)%

Segment operating profit excludes general corporate expense, gain on sale of Pilgrim’s Pride Corporation common stock, equity method investment earnings (loss) and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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ConAgra Foods, Inc.

Consolidated Statements of Earnings
In millions, except per share amounts	FOURTH QUARTER
	13 Weeks Ended	13 Weeks Ended
	May 28, 2006	May 29, 2005	Percent Change
Net sales	$ 2,974.6	$ 2,998.6	(0.8)%
Costs and expenses:
Cost of goods sold	2,275.0	2,313.8	(1.7)%
Selling, general and administrative expenses	573.1	473.9	20.9%
Interest expense, net	54.4	67.7	(19.6)%
Income from continuing operations before income taxes and equity method investment earnings (loss)	72.1	143.2	(49.7)%
Income tax expense	5.9	66.2	(91.1)%
Equity method investment earnings (loss)	(18.4)	10.0	NA
Income from continuing operations	47.8	87.0	(45.1)%

Income from discontinued operations, net of tax	60.7	14.8	310.1%

Net income	$ 108.5	$ 101.8	6.6%

Earnings per share – basic

Income from continuing operations	$ 0.09	$ 0.17	(47.1)%
Income from discontinued operations	0.12	0.03	300.0%
Net income	$ 0.21	$ 0.20	5.0%

Weighted average shares outstanding	516.8	517.3	(0.1)%

Earnings per share – diluted

Income from continuing operations	$ 0.09	$ 0.17	(47.1)%
Income from discontinued operations	0.12	0.03	300.0%
Net income	$ 0.21	$ 0.20	5.0%

Weighted average share and share equivalents outstanding	518.8	521.0	(0.4)%

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CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Statements of Earnings
In millions, except per share amounts	YEAR TO DATE
	52 Weeks Ended	52 Weeks Ended
	May 28, 2006	May 29, 2005	Percent Change
Net sales	$ 11,579.4	$ 11,503.7	0.7%
Costs and expenses:
Cost of goods sold	8,769.2	8,675.3	1.1%
Selling, general and administrative expenses	1,942.2	1,720.8	12.9%
Interest expense, net	246.6	295.0	(16.4)%
Gain on sale of Pilgrim’s Pride Corporation common stock	329.4	185.7	77.4%
Income from continuing operations before income taxes and equity method investment earnings (loss)	950.8	998.3	(4.8)%
Income tax expense	308.0	408.0	(24.5)%
Equity method investment earnings (loss)	(49.6)	(24.8)	(100.0)%
Income from continuing operations	593.2	565.5	4.9%

Income (loss) from discontinued operations, net of tax	(1.2)	76.0	NA

Net income	$ 592.0	$ 641.5	(7.7)%

Earnings per share – basic

Income from continuing operations	$ 1.14	$ 1.09	4.5%
Income (loss) from discontinued operations	-	0.15	(100.0)%
Net income	$ 1.14	$ 1.24	(8.0)%

Weighted average shares outstanding	518.0	516.2	0.3%

Earnings per share – diluted

Income from continuing operations	$ 1.14	$ 1.09	4.5%
Income (loss) from discontinued operations	-	0.14	(100.0)%
Net income	$ 1.14	$ 1.23	(7.3)%

Weighted average share and share equivalents outstanding	520.1	520.2	0.0%

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ConAgra Foods, Inc.

Consolidated Balance Sheets
In millions
	May 28, 2006	May 29, 2005
ASSETS
Current assets
Cash and cash equivalents	$ 331.6	$ 207.6
Receivables, less allowance for doubtful accounts
of $27.8 and $30.1	1,180.9	1,260.8
Inventories	2,132.5	2,153.6
Prepaid expenses and other current assets	741.3	631.3
Current assets held for sale	256.3	521.5
Total current assets	4,642.6	4,774.8

Property, plant and equipment, net	2,280.7	2,365.0
Goodwill	3,446.1	3,451.5
Brands, trademarks and other intangibles, net	799.5	801.0
Other assets	346.3	798.4
Noncurrent assets held for sale	496.6	852.1
	$ 12,011.8	$ 13,042.8
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable	$ 10.0	$ 8.5
Current installments of long-term debt	421.1	117.3
Accounts payable	868.9	781.6
Advances on sales	103.2	149.6
Accrued payroll	310.9	269.7
Other accrued liabilities	1,248.0	1,247.4
Current liabilities held for sale	2.7	65.6
Total current liabilities	2,964.8	2,639.7

Senior long-term debt, excluding current installments	2,754.8	3,949.2
Subordinated debt	400.0	400.0
Other noncurrent liabilities	1,180.8	1,189.3
Noncurrent liabilities held for sale	3.2	5.4
Common stockholders' equity	4,708.2	4,859.2
	$ 12,011.8	$ 13,042.8

CONAGRA FOODS

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